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The following is a transcript of the investor conference call conducted on November 2, 2006 by Seitel, Inc. relating to its financial results for the third quarter of 2006 and its pending acquisition by affiliates of ValueAct Capital.

In connection with the proposed transaction, Seitel intends to file a preliminary and definitive proxy statement and other relevant documents with the Securities and Exchange Commission (the "SEC").  Additional information regarding the transaction and the proxy solicitation will be included in the proxy statement when it is filed with the SEC.  The definitive proxy statement will also be mailed to Seitel's stockholders.  Stockholders are urged to read the definitive proxy statement when it becomes available, because it will contain important information about the transaction.  Seitel's stockholders may obtain, free of charge, the definitive proxy statement (when it becomes available) and other documents which it files with the SEC, on the SEC's website, www.sec.gov.

Final Transcript

Conference Call Transcript SELA.OB - Q3 2006 Seitel Earnings Conference Call Event Date/Time: Nov. 02. 2006 / 9:00AM CT

CORPORATE PARTICIPANTS

 Robert Monson

 Seitel, Inc. - President, CEO

 William Restrepo

 Seitel, Inc. - CFO, EVP, Secretary

 Kevin Callaghan

 Seitel, Inc. - COO, EVP

CONFERENCE CALL PARTICIPANTS

 Byron Pope

 Pickering Energy Partners - Analyst

 Swaraj Chowdhury

 Dalton Investments - Analyst

 PRESENTATION

Operator

Ladies and gentlemen, welcome to your Seitel third-quarter earnings call for 2006. Your hosts for today's call are Robert Monson, President and Chief Executive Officer; William Restrepo, Chief Financial Officer; and Kevin Callaghan, Chief Operating Officer.

At this time, all lines are in listen-only mode, with a question-and-answer session to follow. There is a slide presentation to accompany this call available on the Company's webcast. (OPERATOR INSTRUCTIONS).

Seitel's earnings release was distributed yesterday afternoon, and for those of you who did not receive a copy of the release, please contact Jennifer Tweeton of Vollmer Public Relations at 713-970-2100 or at jennifert@vollmerpr.com or download it from Seitel's website.

Also, for those who wish to listen to a recording of today's call, a replay will be available by phone or via webcast. Some of the statements made in today's call are forward-looking statements, and as such, are subject to many factors that could cause actual results to differ materially from management's expectations reflected in the forward-looking statements. These factors are described in the Company's documents filed with the SEC, and except as required by law, management undertakes no obligation to publicly update or revise these statements.

The discussion today will also include certain non-GAAP financial measures, as defined under the SEC rules. To comply with these rules, the Company has provided a reconciliation of the non-GAAP measures on its website at www.seitel-inc.com under the heading Investor Relations.

Seitel filed its quarterly report on Form 10-Q with the SEC yesterday afternoon. The 10-Q is accessible from the Company's website under the Investor Relations page. It also includes required information relating to some non-GAAP financial measures that management will talk about on the call today. If you would like an investor's kit or to be added to the Company's distribution list, please contact Jennifer Tweeton.

Now, I would like to turn the call over to your host, Robert Monson.

Robert Monson  - Seitel, Inc. - President, CEO

Good morning, ladies and gentlemen, and welcome to the Seitel third-quarter earnings call. I'm going to begin by talking about the merger agreement that was signed by Seitel with ValueAct Capital on Tuesday. We issued a press release that is available on our website that provides the details of the transaction.

Under the terms of the agreement, each share of Seitel common stock, other than the shares held by ValueAct Capital, will be converted into the right to receive $3.70 in cash. This transaction is valued at approximately $780 million, including the assumption or repayment of approximately $189 million of debt and the anticipated payment of approximately $50 million associated with the early retirement of the Company's senior notes.

In September 2005, Seitel's Board of Directors formed a special committee to evaluate a broad range of strategic financial alternatives. In February 2006, this committee engaged William Blair & Company as its financial adviser. At that time, given consolidation under way in the seismic industry and the limitations imposed by the bonds, Blair was instructed to assist in evaluating and considering strategic financial alternatives, including proposals to acquire the Company from a wide array of potential strategic and financial acquirers. Blair did so originally from April through July of 2006.

On August 27, 2006, the Company received an unsolicited proposal from ValueAct Capital offering to purchase the shares it did not already own. At that time, the Board of Directors directed the special committee, composed of independent directors, to evaluate the proposal and to seek competing offers.

From August through October of 2006, Blair solicited additional potential acquirers. As noted in the press release, Blair contacted 84 potential acquirers, including potential strategic buyers. Over the course of a seven-month process, the only definitive proposal that was received by the committee, other than ValueAct's proposal, was for $2.80 per share.

The Board of Directors of Seitel -- without Peter Kamin, Greg Spivy or me participating in the deliberations or the vote -- unanimously approved the agreement and recommend that Seitel's stockholders approve the merger. The transaction is expected to be completed by early 2007, is subject to receipt of stockholder approval, including the approval of the majority of the stockholders voting at the special meeting that are not affiliated with ValueAct Capital.

The price of $3.70 in cash for each share of Seitel common stock represents a premium of approximately 6% over the closing price of Seitel common stock on the last trading day before ValueAct Capital made its proposal, and approximately 48% over the closing price 180 days prior to this announcement.  In evaluating the price on a multiple basis, the transaction value is about 8 times our cash margin, 4 times revenue and 15 times operating income, all on a trailing 12-month basis as of September 2006.

We will file a proxy statement with the SEC in connection with the proposed merger. You are urged to read any proxy statement when it is available, because it will contain important information about the proposed merger.

With that, I am going to turn the call over to William Restrepo, who will discuss the quarterly results.

William Restrepo  - Seitel, Inc. - CFO, EVP, Secretary

Thanks, Rob. For the third quarter of 2006, net income from continuing operations of $14 million or $0.08 per fully-diluted share increased by $16.4 million or $0.10 as compared to the third quarter of last year, and by $1.4 million over the second quarter of 2006. Net income for the third quarter included a $2 million gain from the reversal of a reserve on a U.S. tax position that we no longer deem necessary. The third quarter of 2005 included a $3.9 million tax gain from the reversal of the remaining allowance on our deferred tax asset in Canada, as well as a $2 million currency gain from our Canadian operations.

Operating income for the quarter was $16.4 million, as compared to an operating loss of $2.6 million for the same quarter of last year and to operating income of $16.5 million for the second quarter of 2006. Operating margins of 36% increased by 47 percentage points over the same quarter last year, and by 180 basis points sequentially. The increase in operating income versus the same period of 2005 was driven by higher revenue, with relatively stable amortization and SG&A.

Revenue for the third quarter of 2006 of $45.9 million increased by $21.3 million or 87% over the same quarter last year, and fell by 5% sequentially. The year-on-year revenue increase was mainly attributable to higher cash resales, which at $26.3 million increased by 30% year on year, as well as to our acquisition revenue of $12.2 million, which more than tripled versus the third quarter of 2005.

Depreciation and amortization of $21 million for the third quarter continued to improve as a percentage of licensing revenue, as resales with no amortization reached 79% during the third quarter of 2006, as compared to 64% for the same quarter of last year and 72% during the second quarter of 2006.

Operating expenses for the third quarter of $8.4 million increased by $700,000 over the 2005 period, primarily as a result of higher professional fees and of increased sales commissions, due to significantly higher licensing revenue. Operating expenses fell by $600,000 sequentially, as our auditing fees as well as legal and other expenses related to our annual closing fall disproportionately in the second quarter.

Net interest expense improved over the same quarter in 2005, reflecting higher interest income that resulted from higher cash balances and better yields on our cash placements. Cash balances of $97.1 million grew by $8.6 million during the quarter, and have now increased by $18.9 million year to date.

I will now turn over the call to Kevin who will discuss our operations.

Kevin Callaghan  - Seitel, Inc. - COO, EVP

Thanks, William. As usual, when discussing the growth of our seismic data library, I will address the onshore 3D sector, since it is that sector that generates the majority of our revenue.

Since the end of the second quarter of 2006, we have added 300 square miles, and currently we have 671 square miles in progress. 50% of that should have completed field work this year. This growth continues to be spread across our four most active library sectors -- Canada, the U.S. Rockies, Southern Louisiana/Mississippi and the Texas Gulf Coast.

For Q3, gross capital expenditures were $19.4 million, and net cash CapEx closed at $5.6 million. For the first nine months of 2006, gross capital expenditures were $75.5 million and net cash CapEx was $33.4 million. Our library growth program remains robust, and we expect our gross capital expenditures to close the year at just over $97 million, with net cash CapEx approximately $40 million.

With that, I will open the call to questions.

 QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS). Byron Pope, Pickering Energy Partners.

Byron Pope  - Pickering Energy Partners - Analyst

I was wondering, given your market position in western Canada with regard to your multiclient library up there, I was wondering if you could provide your thoughts on the potential impact of the tax impacts on the trusts up there. Maybe you could speak to roughly kind of what percentage they have been historically of your multiclient licenses up there.

Robert Monson  - Seitel, Inc. - President, CEO

That's a very good question. I guess in looking at any kind of tax changes on the margin, I would say they can't be good for our business, because it is going to at least create a little bit of pause in the industry as they try to assess what's happening.

But as I said, that is on the margin. I mean, the overwhelming part of our business is not dictated by trusts, because if you think about the trusts, most of the trust activity or a lot of the trust activity is oriented to buying proven producing properties and putting those in trusts and producing them. Our business is oriented more towards exploration. So there is an argument that says once you filter through the process, perhaps there's more dollars available for exploration, and perhaps some of the land and some of the valuations come down, and the activity is focused more on forward-looking type activity like exploration and not so much on producing.

So short-term, I think it is neutral at best, a bit negative. Longer-term, I think it doesn't impact that much. In terms of our overall business, it is not a large part of it. So I do not think it will have a major impact from that perspective.

Operator

(OPERATOR INSTRUCTIONS). Swaraj Chowdhury, Dalton Investments.

Swaraj Chowdhury  - Dalton Investments - Analyst

Your cash resales increased 30%. Is there any price increase in that?

Robert Monson  - Seitel, Inc. - President, CEO

I'm sorry, is there any what in that?

Swaraj Chowdhury  - Dalton Investments - Analyst

Any price increase, or is it entirely due to volume increase?

Robert Monson  - Seitel, Inc. - President, CEO

It is a combination of both.

Swaraj Chowdhury  - Dalton Investments - Analyst

So, despite lower natural gas prices, you are in a position to increase your prices of data library?

Robert Monson  - Seitel, Inc. - President, CEO

We certainly have been, yes.

Swaraj Chowdhury  - Dalton Investments - Analyst

What about cash underwriting? Can you give us any idea about how much you expect to do for 2006?

William Restrepo  - Seitel, Inc. - CFO, EVP, Secretary

We expect and it is based on projects that are already ongoing and will be finalized by year end. We expect to have 72, 73, 74 (percent underwriting) -- in that range. So very similar to what we have been doing for the early part of the year, and what we did last year as well.

Swaraj Chowdhury  - Dalton Investments - Analyst

Of course, your CapEx will be limited to $65 million. How much do you want to do from your side, which would be capped up to $65 million?

William Restrepo  - Seitel, Inc. - CFO, EVP, Secretary

Our actual limit for this year is $88 million from the senior notes. $65 million is the base, but that number is increased by the excess cash flow from those prior years according to our calculation. The calculation for 2006 is $88 million. That does not include trades.

Swaraj Chowdhury  - Dalton Investments - Analyst

A little bit about your bonds. You would like to go for a tender, before you buy the stock, or how you would like to do that?

Robert Monson  - Seitel, Inc. - President, CEO

We have not determined how we will approach the bonds. Certainly today, we have a bond issue of $189 million that has some CapEx limits.  Contemplated as part of the merger agreement is a takeout of those senior notes.

Swaraj Chowdhury  - Dalton Investments - Analyst

Again, going back to cash resales -- I mean, 30% growth in third quarter, which is not your seasonally strongest. What is the outlook for fourth quarter, which is the strongest for any seismic company? How do you see that at this point of time?

Robert Monson  - Seitel, Inc. - President, CEO

We have not given any guidance in terms of our outlook. We would expect that our fourth quarter would normally be our strongest quarter. Having said that, we had a very strong first quarter this year, so that is really the only commentary I can make on the fourth-quarter at this point.

Swaraj Chowdhury  - Dalton Investments - Analyst

Do you see any difference in your valuation -- that which you are trying to value your business for the acquisition point of view. Is it significantly different from other seismic companies in other parts of the world?

Robert Monson  - Seitel, Inc. - President, CEO

Is the valuation on our business --?

Swaraj Chowdhury  - Dalton Investments - Analyst

That is right, yes. I mean, the specific question I'm asking is that in North American companies, the seismic companies, they are predominantly catering to natural gas clients. In other parts of the world, there could be more oil production. Is there any difference in valuation because of that, because of the perceived weakness of natural gas going forward? Has that affected the valuation?

Robert Monson  - Seitel, Inc. - President, CEO

I guess that is to be determined by -- normally determined by the shareholders. Intuitively, you might say that international diversification provides some sort of a premium to a more domestic play like our business. Certainly, in the context of a natural gas versus an oil play, you're going to see a little more volatility, and you have seen in the past more volatility in the share price valuation due to fluctuations in natural gas for those companies, particularly oriented to that in North America.

Swaraj Chowdhury  - Dalton Investments - Analyst

What about visibility that you've got as of now for 2007? Do you see your cash underwriting to be lower or higher than what you are expecting for 2006?

Robert Monson  - Seitel, Inc. - President, CEO

Once again, I am just not going to comment on 2007 at this point.

Operator

 (OPERATOR INSTRUCTIONS). Currently, no other questions. I would like to turn it back to management for closing remarks.

Robert Monson  - Seitel, Inc. - President, CEO

 Thank you very much. Once again, I would remind everyone on the call to check the proxy for details on the merger. Thank you very much for joining our call for this third-quarter release.

Operator

 Ladies and gentlemen, this does conclude today's presentation. You may now disconnect. Thank you very much. Have a good day.

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